SCHEDULE 14C INFORMATION

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Financial Investors Trust

(Name of Registrant as Specified in Its Charter)

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IMPORTANT NEWS ABOUT THE REDMONT RESOLUTE FUNDS

December 22, 2014

Dear Shareholders:

The Board of Trustees of Financial Investors Trust has taken the following actions with respect to sub-advisers of Redmont Resolute Fund I and Redmont Resolute Fund II (each a “Fund,” and together, the “Funds”):

PineBridge Investments LLC (“PineBridge”) has been appointed as a new sub-adviser of each of the Funds by the Board of Trustees. Highland Associates, Inc. continues to serve as investment adviser to the Funds.

The next few pages of this package feature more information about PineBridge. Please take a few moments to read them. Call us at (855) 268-2242 if you have any questions.

On behalf of the Board of Trustees, I thank you for your continued investment in the Funds.

Sincerely,

President

Financial Investors Trust

FINANCIAL INVESTORS TRUST

INFORMATION STATEMENT

TO SHAREHOLDERS OF REDMONT RESOLUTE FUND I and REDMONT RESOLUTE FUND II

This document is an Information Statement and is being furnished to shareholders of Redmont Resolute Fund I and Redmont Resolute Fund II (each a “Fund,” and together, the “Funds”), each a series of Financial Investors Trust (the “Trust”), in lieu of a proxy statement pursuant to the terms of an exemptive order issued to the Trust and Highland Associates, Inc. (“Highland”) by the U.S. Securities and Exchange Commission (the “SEC”). Highland serves as the investment adviser for each Fund. The exemptive order permits Highland, subject to the supervision and approval of the Board of Trustees of the Trust (the “Board”), to employ unaffiliated sub-advisers, terminate sub-advisers, and modify sub-advisory agreements with unaffiliated sub-advisers without prior approval of the Funds’ shareholders.

As a condition of the SEC exemptive order, Highland and the Trust are required to furnish shareholders of the Funds with information about new sub-advisers and/or changes to the existing sub-advisory agreements.

This Information Statement is being mailed on or about December 22, 2014, to the shareholders of each of the Funds as of December 5, 2014. Please note that only one Information Statement may be delivered to two or more shareholders of a Fund who share an address, unless such shareholders have given instructions to the contrary. To request a separate copy of the Information Statement, or for instructions as to how to request a single copy if multiple copies of the Information Statement are received, shareholders should contact the Funds at the address or phone number listed below for the Funds. The Funds will pay the expenses of preparing this Information Statement. Certain information on the share ownership of the Funds is set forth in Appendix A.

The principal executive office of the Funds is located at 1290 Broadway, Suite 1100, Denver, CO 80203. Copies of the Funds’ most recent Annual Report and Semi-Annual Report are available upon request, without charge, by writing the Funds at Redmont Funds, P.O. Box 1436, Denver, CO 80201, contacting the Transfer Agent at (855) 268-2242, by calling your financial consultant or at the Funds’ website www.redmontfunds.com.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY

THE INFORMATION STATEMENT AND COPIES OF THE FUNDS’ MOST RECENT ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE AT WWW.REDMONTFUNDS.COM

WE ARE NOT ASKING YOU FOR A PROXY.

PLEASE DO NOT SEND US A PROXY.

INVESTMENT ADVISER

Highland, an independent, privately-owned investment adviser, subject to the authority of the Board, is responsible for the overall management and administration of each Fund’s business affairs. Highland commenced business operations in 1987 and is registered with the SEC as an investment adviser. Its principal address is 2545 Highland Avenue South, Suite 200, Birmingham, AL 35205.

Highland was founded specifically to help develop, implement and maintain investment management programs for not-for profit institutions. As of October 31, 2014, Highland provided investment advice with respect to approximately $19.5 billion for not-for-profit health care organizations, foundations and endowments across the country.

Highland serves as the investment adviser to the Funds pursuant to Investment Advisory Agreement, as amended, between the Trust and Highland (the “Advisory Agreement”). Highland oversees each Fund’s investments in accordance with its respective investment objective, policies and limitations pursuant to the Advisory Agreement, dated December 29, 2011, and amended December 5, 2012, as approved by the Board, including a majority of the Independent Trustees (defined below) and by each Fund’s shareholders on November 2, 2012. The Board may extend the Advisory Agreement for additional one-year terms, and the Board most recently renewed the Advisory Agreement on December 9, 2014.

Pursuant to the (the “Advisory Agreement”), each Fund pays Highland an annual management fee of 1.50% based on the Fund’s average daily net assets. The management fee is paid on a monthly basis. The initial term of the Advisory Agreement is two years. The Board, the shareholders of the Fund by the vote of a majority of the voting securities of the Fund, or Highland may terminate the Advisory Agreement with respect to a Fund upon sixty (60) calendar days’ notice. A discussion regarding the basis for the Board’s approval of the Advisory Agreement is available in each Fund’s annual report for the period ended April 30, 2014.

The Advisory Agreement requires that Highland provide general management services to the Funds and assume overall supervisory responsibility for the general management and investment of each Fund’s assets, subject to the review and approval of the Board. Highland is responsible for setting each Fund’s investment program and strategies, revising the programs, as necessary, and monitoring and reporting periodically to the Board concerning the implementation of the programs.

The Advisory Agreement for the Funds provides for Highland, subject to the supervision and direction of the Board, to appoint one or more sub-advisers to have full discretion and to make all determinations with respect to the investment and reinvestment of the portion of the Fund’s assets assigned to that sub-adviser.

Highland has contractually agreed, with respect to Redmont Resolute Fund I, to waive the portion of its 1.50% management fee in excess of the sum of 0.50% plus any sub-advisory fees paid by Highland to sub-advisors, and/or reimburse the Fund (or class, as applicable) by the amount of such excess. In addition, after giving effect to the foregoing fee waiver and/or expense reimbursement, Highland has contractually agreed to limit the amount of the Fund’s total annual expenses (exclusive of Distribution and Service (12b-1) Fees, Shareholder Services Fees, swap fees and expenses, acquired fund fees and expenses, Sub-Advisory Fees, brokerage expenses, interest expense, taxes and extraordinary expenses) to 1.40% of the average daily net assets. The agreement is in effect through August 31, 2017. Pursuant to this agreement, the Fund will reimburse Highland for any fee waivers and expense reimbursements made by Highland, provided that any such reimbursements made by the Fund to Highland will not cause the Fund’s expense limitation to exceed expense limitations in existence at the time the expense was incurred, or at the time of the reimbursement, whichever is lower, and the reimbursement is made within three years after the expenses were incurred.

With respect to Redmont Resolute Fund II, Highland has agreed contractually, with respect to the Fund’s Class I shares, to waive the portion of its 1.50% management fee in excess of any sub-advisory fees paid by Highland to sub-advisers.

Prior to September 1, 2013, Highland had contractually agreed to limit the amount of the Redmont Resolute Fund I’s total annual expenses (exclusive of Distribution and Service (12b-1) Fees, Shareholder Services Fees, acquired fund fees and expenses, Sub-Advisory Fees, brokerage expenses, interest expense, taxes and extraordinary expenses) to 1.90% of the average daily net assets.

For the Fiscal Year Ended April 30, 2014, with respect to the Redmont Resolute Fund I, Highland was owed gross advisory fees of $56,621, waived of all of its advisory fees owed, and reimbursed the Redmont Resolute Fund I’s other expenses in the amount of $61,350.

For the Fiscal Year Ended April 30, 2014, with respect to the Redmont Resolute Fund I, Highland was owed gross advisory fees of $9,046,973, waived $8,433,858 of its advisory fees owed, and retained net advisory fees of $613,115.

It is not expected that the addition of PineBridge will cause any material change to the aggregate percentage of subadvisory fees paid to the sub-advisers of each of the Funds, which shall not exceed the Fund-specific maximum total subadvisory fee rate that has been approved by shareholders.

The following table lists the directors and principal executive officers of Highland. The business address of each individual listed below is c/o 2545 Highland Avenue South, Suite 200, Birmingham, Alabama 35205.

Name	Principal Occupation
Charles D. Perry, Jr.	Principal & Chairman of the Board
William A. Terry	Principal & Secretary of the Board
Jack W. Echols, Jr.	Principal, President & CEO
John R. Doody	Principal
R. Scott Graham	Principal
Paige B. Daniel	Principal
Michael T. Lytle	Principal
Virginia J. Watts	Chief Compliance Officer

Appointment of PineBridge Investments LLC as Sub-Adviser to Redmont Resolute Fund I and Redmont Resolute Fund II

On September 9, 2014, the Board, including the Trustees of the Trust who are not “interested persons” of the Trust (the “Independent Trustees”), as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), unanimously approved the appointment of PineBridge as a new sub-adviser to each of the Funds. The Board approved PineBridge upon the recommendation of Highland, and after consideration of information provided by Highland, as well as information provided by PineBridge.

Each Fund pursues its objective primarily by allocating its assets among (i) investment sub-advisers (the “Sub-Advisers”) who manage alternative or hedging investment strategies and (ii) other open-end investment companies registered under the 1940 Act that use alternative or hedging strategies. Each Fund may also invest in closed-end funds, exchange-traded funds and exchange-traded notes, which provide exposure to hedging or alternative strategies. Collectively, the open-end funds, closed-end funds and exchange traded funds in which the Fund may invest are referred to as “Underlying Funds.”

By allocating its assets among a number of investment options, each Fund seeks to achieve diversification, less risk and lower volatility than if the Fund utilized a single Sub-Adviser or a single strategy approach. Each Fund is not required to invest with any minimum number of Sub-Advisers or Underlying Funds, and does not have minimum or maximum limitations with respect to allocations of assets to any Sub-Adviser, investment strategy or market sector. Highland may change the allocation of a Fund’s assets among the available investment options, and may add or remove sub-advisers, at any time. For a variety of reasons, including capacity and regulatory limitations, not all the sub-advisers may be available to a Fund if it chooses to use them in the future. Highland determines the allocation of each Fund’s assets among the various Sub-Advisers and Underlying Funds. As was previously communicated to shareholders in a supplement to each Fund’s Prospectus, dated October 9, 2014, PineBridge entered into a sub-advisory agreement with the Trust and Highland on October 9, 2014 (the “Sub-Advisory Agreement”).

No Trustees or officers of the Trust are officers, employees, directors, managers or members of PineBridge. In addition, since the beginning of the Trust’s last fiscal year, no Trustee has had, directly or indirectly, a material interest in PineBridge, any of PineBridge’s parents or subsidiaries, or any subsidiaries of a parent of any such entities, and no Trustee has been a party to a material transaction or material proposed transaction to which PineBridge, any of its parents or subsidiaries, or any subsidiaries of a parent of any such entities, was or is to be a party.

Consideration of the Board of Trustees Regarding PineBridge

At its September 9, 2014 meeting, in connection with its review of the proposed Sub-Advisory Agreement with PineBridge, the Board considered a variety of matters with respect to PineBridge, including the following factors:

Investment Advisory Fee Rate:   The Trustees reviewed and considered the contractual annual advisory fee rate paid (a) by the Trust, on behalf of each Fund, to Highland of 1.50% of each Fund’s daily average net assets, and (b) the contractual annual sub-advisory fee to be paid by Highland to PineBridge of 0.55% of each of the Fund’s daily average net assets allocated to PineBridge up to $50 million, and 0.50% of each of the Fund’s daily average net assets allocated to PineBridge above $50 million, in light of the extent and quality of the advisory services to be provided by it to the Funds.

The Trustees considered the information they received comparing each Fund’s contractual annual advisory fee and overall expenses with those of funds in both the relevant expense group and universe of funds provided by an independent provider of investment company research.

Based on such information, the Trustees further determined that the contractual annual advisory fee of 1.50% and the estimated total expense ratios for the Class I and Class A Shares of the Redmont Resolute Fund I, taking into account the contractual fee waiver in place, and the estimate total expense ratio for the Class I Shares of the Redmont Resolute Fund II, taking into account the contractual fee waiver in place, were within an acceptable range of others within each Fund’s peer group.

Nature, Extent and Quality of the Services under the Sub-Advisory Agreement:   The Trustees received and considered information regarding the nature, extent and quality of services to be provided to the Funds under the Sub-Advisory Agreement with PineBridge. The Trustees reviewed certain background materials supplied by PineBridge in its presentations, including their Forms ADV.

The Trustees reviewed and considered PineBridge’s investment advisory personnel, its history as asset managers and its performance and the amount of assets currently under management by it. The Trustees also reviewed the research and decision-making processes utilized by PineBridge, including the methods adopted to seek to achieve compliance with the investment objectives, policies and restrictions of each Fund.

The Trustees considered the background and experience of PineBridge’s management in connection with the Funds, including reviewing the qualifications, backgrounds and responsibilities of the management team primarily responsible for the day-to-day portfolio management of the Funds’ assets allocated to it and the extent of the resources devoted to research and analysis of actual and potential investments.

The Trustees also reviewed, among other things, PineBridge’s Compliance Manual.

Performance:  The Trustees noted that since PineBridge had not yet begun to manage its portion of each Fund, there is no fund performance to be reviewed or analyzed at this time. The Trustees also considered the limitations on the comparability of performance information for certain related funds and accounts managed by PineBridge. The Trustees considered PineBridge’s reputation generally and its investment techniques, risk management controls and decision-making processes.

The Adviser’s Profitability:  The Trustees received and considered a projected profitability analysis prepared by PineBridge based on the fees payable under the Sub-Advisory Agreement. The Trustees considered the profits, if any, anticipated to be realized by PineBridge in connection with the operation of the Funds. The Board then reviewed and discussed PineBridge’s financial statements in order to analyze the financial condition and stability and profitability of the sub-adviser.

Economies of Scale:  The Trustees considered whether economies of scale in the provision of services to the Funds will be passed along to the shareholders under the proposed Sub-Advisory Agreement.

Other Benefits to the Sub-Adviser:  The Trustees reviewed and considered any other incidental benefits derived or to be derived by PineBridge from its relationship with the Funds, including soft dollar arrangements.

The Board summarized its deliberations with respect to the Sub-Advisory Agreement with PineBridge. In selecting PineBridge and the fees charged under the Sub-Advisory Agreement, the Trustees concluded that no single factor reviewed by the Trustees was identified by the Trustees to be determinative as the principal factor in whether to approve the Sub-Advisory Agreement. Further, the Independent Trustees were advised by separate independent legal counsel throughout the process. The Trustees, including all of the Independent Trustees, concluded that:

—	the contractual investment advisory fees received by Highland with respect to each Fund were unchanged as a result of entering into the Sub-Advisory Agreement;

—	the nature, extent and quality of services to be rendered by PineBridge under the Sub-Advisory Agreement were adequate;

—	there was no performance history for PineBridge with respect to the Funds for the Board to consider;

—	the terms of the fee waiver and expense limitation agreement between the Trust, on behalf of the Funds, and Highland, were not unreasonable;

—	the profit, if any, anticipated to be realized by PineBridge in connection with the operation of the Funds is not unreasonable to the Funds; and

—	there were no material economies of scale or other incidental benefits accruing to PineBridge in connection with its relationship with the Funds.

Based on the Trustees’ deliberations and their evaluation of the information described above, the Trustees, including all of the Independent Trustees, concluded that PineBridge’s compensation for sub-investment advisory services is consistent with the best interests of each Fund and its shareholders.

Additional Information about PineBridge

PineBridge is located at 399 Park Ave., 4th Floor, New York, New York 10022, is an independent asset management organization majority owned by a subsidiary of Pacific Century Group (“PCG”), an Asia-based private investment group. Formed in 1996, PineBridge was formerly known as AIG Global Investment Corporation.

Michael J. Kelly, Managing Director of PineBridge, oversees PineBridge’s Global Asset Allocation Team and is responsible for the day-to-day management of the portion of the Fund’s portfolio that is managed by PineBridge. Mr. Kelly joined PineBridge in 1999. Prior to joining PineBridge, Mr. Kelly spent 15 years with JP Morgan Investment Management in various equity research and portfolio management roles while chairing the US Asset Allocation Committee. As of October 31, 2014, PineBridge had approximately $71 billion in assets under management.

PineBridge also provides investment sub-advisory services to the VALIC Company I Asset Allocation Fund, a registered investment company with the same investment strategies as PineBridge’s portion of the Funds, and receives compensation from The Variable Annuity Life Insurance Company (“VALIC”) at an aggregate annual rate of 0.25% of that Fund’s average daily net assets. As of October 31, 2014, the VALIC Company I Asset Allocation Fund had approximately $176.37 million in net assets.

The following table lists the directors and principal executive officers of PineBridge. The business address of each individual listed below is c/o 399 Park Ave., 4th Floor, New York, New York 10022.

Name	Principal Occupation
David T. Jiang	Chief Executive Officer
George R. Horning	Senior Managing Director and Chief Operating Officer
M. Wayne Verge	Executive Director, Deputy Chairman of the Executive Committee and Chief Financial Officer
Talal Al Zain	Regional CEO, MENA and Co-Head of Alternative

Investments
Rajesh Swaminathan	Senior Managing Director and General Counsel
John H. Blevins	Chief Compliance Officer

Terms of Sub-Advisory Agreement

The Sub-Advisory Agreement will remain in effect for an initial two-year period. After the initial two-year period, the sub-advisory agreement will continue in effect from year to year only as long as such continuance is specifically approved at least annually by (i) the Board or by the vote of a majority of the outstanding voting shares of the Fund, and (ii) by the vote of a majority of the Independent Trustees of the Trust who are not parties to the Sub-Advisory Agreement or “interested persons” of Highland, the PineBridge or the Trust.

The Sub-Advisory Agreement may be terminated at any time without the payment of any penalty by the Board or by the vote of a majority of the outstanding voting shares of each Fund, or by PineBridge or Highland, upon 60 days’ written notice to the other party. Additionally, the Sub-Advisory Agreement automatically terminates in the event of its assignment (as defined in the 1940 Act) or the termination of the Advisory Agreement between the Trust and Highland with respect to the Fund.

The Sub-Advisory Agreement provides that PineBridge shall not be liable for any loss incurred by the Fund provided PineBridge has acted in good faith and with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent investor acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. All sub-advisory fees are paid by Highland and not a Fund. Because Highland pays PineBridge out of the fees received by Highland from a Fund, there is no “duplication” of advisory fees paid.

Payments to Affiliated Brokers

For the fiscal year ended April 30, 2014, the Funds did not pay any commissions to affiliated brokers.

General Information

The principal executive offices of the Trust are located at 1290 Broadway, Suite 1100, Denver, Colorado 80203. The Trust’s administrator is ALPS Fund Services, Inc. (“ALPS”). ALPS also serves as the Trust’s transfer agent. The Funds’ distributor is ALPS Distributors, Inc. (“ADI”). ALPS and ADI are located at 1290 Broadway, Suite 1100, Denver, Colorado 80203. The Funds’ custodian is Union Bank, N.A., which is located at 350 California Street, 6th Floor, San Francisco, California 94104. Counsel to the Trust and the Independent Trustees is Davis Graham & Stubbs LLP, which is located at 1550 17th Street, Suite 500, Denver, Colorado 80202.

Copies of the Funds’ most recent Annual Report and Semi-Annual Report are available upon request, without charge, by writing the Funds at Redmont Funds, P.O. Box 1436, Denver, CO 80201, contacting the Transfer Agent at (855) 268-2242, by calling your financial consultant or at the Funds’ website www.redmontfunds.com.

APPENDIX A

Shareholders Owning Beneficially or of Record More than 5% of the Funds

As of the Record Date, there were 280,194.571 shares and 8,357.545 shares outstanding of the Redmont Resolute Fund I Class I Shares and Class A Shares, respectively. As of the Record Date, there were 59,675,730.839 shares outstanding of the Redmont Resolute Fund II Class I Shares.

As of the Record Date, to the best of the Trust’s knowledge, the Board and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Fund. The following tables set forth, to the best of the Trust’s knowledge, the name, number and percentage of shares of persons that owned beneficially, or of record, more than 5% of the outstanding shares of the Fund as of the Record Date.

Shareholder	Class	Percentage of Total Outstanding Shares of Class as of December 5, 2014
Redmont Resolute Fund I
Fidelity Brokerage Services LLC 82 Devonshire Street, Mail Zone ZE7F Boston, MA 02109	Class I	45.41%
Charles Schwab & Co., Inc. ATTN Mutual Funds, SF215FMT-05 211 Main St San Francisco, CA 94105	Class I	21.73%
Mid Atlantic Capital Corporation 1251 Waterfront Place, Suite 510 Pittsburgh, PA 15222	Class I	10.41%
Colorado State Bank & Trust Co. Richard Scott Graham Sep IRA 545 Highland Avenue South, Suite 200 Birmingham, AL 35205	Class I	5.09%
Fidelity Brokerage Services LLC 82 Devonshire Street, Mail Zone ZE7F Boston, MA 02109	Class A	63.87%
Charles Schwab & Co., Inc. ATTN Mutual Funds, SF215FMT-05 211 Main St San Francisco, CA 94105	Class A	34.89%
Redmont Resolute Fund II
Wells Fargo Bank NA 733 Marquette Ave S Minneapolis, MN 55479	Class I	55.05%
MAC & Co. A/C Clsf5049112 Mutual Fund Operations 525 William Penn Place Pittsburgh PA, 15219	Class I	26.73%
Valley Health System 220 Campus Blvd, Suite 420 Winchester, VA 22601	Class I	5.58%